Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Tandem Diabetes Care, Inc. for the registration of common stock, preferred stock, warrants and units and to the incorporation by reference therein of our report dated March 8, 2017, with respect to the financial statements of Tandem Diabetes Care, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 18, 2017